REGULAR QUARTERLY DIVIDEND INCREASED
                                      AND
                           5% BUYBACK PLAN ANNOUNCED


     On September 17, 1996, the Board of Directors of Industrial Bancorp, Inc. (Nasdaq: INBI) increased the regular quarterly cash dividend from $.075 per share to $.10 per share. The quarterly dividend is to be paid November 6, 1996 to all shareholders of record as of October 23, 1996.

     Industrial Bancorp, Inc. also announced its intent to "buy back" 5% of its outstanding shares. The Company's plan, which is subject to final approval of the Office of Thrift Supervision, calls for the purchase of 277,725 treasury shares during the next twelve months.

     According to President and Chief Executive Officer David M. Windau, "The 33% increase in dividend is in response to the continued strong earnings of the Company. The plan to buy back 5% of the Company's outstanding shares shows our continued efforts to strengthen return on equity. Both decisions are an indication of our ongoing commitment to maximizing return to our shareholders."

     Industrial Bancorp, Inc. is the holding company for Industrial Savings and Loan Association, headquartered in Bellevue, Ohio. At June 30, 1996, Industrial Bancorp reported consolidated assets of $314 million and shareholders' equity of $61 million.